BURKE & HERBERT FINANCIAL SERVICES CORP.
2023 STOCK INCENTIVE PLAN
Section 1. Purpose; Definitions. The purposes of the Burke & Herbert Financial Services Corp. 2023 Stock Incentive Plan (as amended from time to time, the “Plan”) are to: (a) enable Burke & Herbert Financial Services Corp. (the “Company”) and its affiliated companies to recruit and retain highly qualified employees, directors and consultants; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in the growth and value of the Company. Upon the Plan’s Effective Date (as defined below), no further awards shall be made under the Burke & Herbert Financial Services Corp 2019 Stock Incentive Plan (as amended October 27, 2022) (the “Prior Plan”).
For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:
(a)“Adoption Date” will have the meaning set forth in Section 22 hereof.
(b)“Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.
(c)“Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.
(d)“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards, made under this Plan.
(e)“Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.
(f)“Board” means the Board of Directors of the Company, as constituted from time to time.
(g)“Cause” means, unless otherwise determined by the Committee or otherwise provided in an Award Agreement, with respect to any Participant: (1) if the Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then “Cause” shall have the meaning defined in such other agreement, and (ii) with respect to each other Participant: (i) the Participant’s habitual intoxication or drug addiction; (ii) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (iii) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to the Participant, consistent with the Participant’s position; (iv) the Participant’s willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (v) the Participant’s willful or wanton misconduct in connection with the performance of the Participant’s duties including, without limitation, breach of fiduciary duties; (vi) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of the Participant’s employment or service agreement, if any; (vii) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony or any act of fraud, misappropriation, embezzlement or any

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misdemeanor involving moral turpitude; (viii) the Participant’s dishonesty detrimental to the best interest of the Company; (ix) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Committee), is reasonably likely to cause material prejudice or embarrassment to the Company’s business; or (x) solely in the case of a Non-Employee Director, any other action by the Participant which the Board determines constitutes “cause.”
(h)“Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1(h)(i), Section 1(h)(iii), Section 1(h)(iv), or Section 1(h)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company; or (vi) such other event deemed to constitute a “Change in Control” by the Board.
Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, no event that, but for the application of this paragraph, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(j)“Committee” means the committee designated by the Board to administer the Plan under Section 2. Unless otherwise determined by the Board, the Compensation Committee of the Board will serve as the Committee.
(k)“Company” will have the meaning set forth above in this Section 1.
(l)“Director” means a member of the Board.
(m)“Disability” means a condition rendering the Participant Disabled.
(n)“Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code, unless otherwise determined by the Committee or otherwise provided in an Award Agreement.
(o)“Effective Date” will have the meaning set forth in Section 22 hereof.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(q)“Fair Market Value” means, as of any date, unless otherwise provided by the Committee, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that exchange or system at the close of regular hours trading on the date of determination (or if the date of determination is not a trading day, the last preceding trading day); (ii) if the Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination (or if the date of determination is not a trading day, the last preceding trading day); or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee taking into consideration such factors as the Committee considers appropriate, such determination by the Committee to be final, conclusive and binding. Notwithstanding the foregoing, in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Committee, such determination by the Committee to be final, conclusive and binding.
(r)“Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.
(s)“Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
(t)“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
(u) “Option” means any option to purchase Shares (including an option to purchase Restricted Stock, if the Committee so determines) granted pursuant to Section 5.
(v) “Other Stock-Based Award” means an Award valued in whole or in part by reference to, or otherwise based on, Shares, other than an Award of Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units, which Award is granted pursuant to Section 10 hereof.
(w)“Parent” means, in respect of the Company, a “parent corporation” as defined in Section 424(e) of the Code.
(x)“Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its Affiliates to whom an Award is granted.
(y)“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.
(z)“Plan” will have the meaning set forth above in this Section 1.
(aa)“Plan Limit” will have the meaning set forth in Section 3(a) hereof.
(ab)“Prior Plan” will have the meaning set forth above in this Section 1.
(ac)“Prior Plan Awards” means awards granted under the Prior Plan.
(ad)“Restriction Period” will have the meaning set forth in Section 8(c)(i) hereof.

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(ae)“Restricted Stock” means Shares that are subject to restrictions pursuant to Section 8 hereof.
(af)“Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.
(ag)“Section 409A” will have the meaning set forth in Section 21 hereof.
(ah)“Securities Act” means the Securities Act of 1933, as amended.
(ai)“Shares” means shares of the Company’s common stock, par value $0.50 per share, subject to substitution or adjustment as provided in Section 12 hereof.
(aj)“Stock Appreciation Right” means a right granted under and subject to Section 6 hereof.
(ak)“Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.
(al)“Vesting Conditions” will have the meaning set forth in Section 5(a).
Section 2. Administration. The Plan shall be administered by the Committee; provided that, notwithstanding anything to the contrary herein, in its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Applicable Law are required to be determined in the sole discretion of the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, Affiliates, their respective employees, the Participants, persons claiming rights from or through Participants and stockholders of the Company.
The Committee will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:
(a)select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);
(b)determine the type of Award to be granted;
(c)determine the number of Shares, if any, to be covered by each Award;
(d)establish the other terms and conditions of each Award;
(e)accelerate the vesting or exercisability of an Award, notwithstanding anything in the Plan to the contrary;
(f)waive any conditions or restrictions associated with an Award;
(g)extend the period of time during which an Award may be exercised (but in no event beyond the expiration of the original Award term); and
(h)modify or amend each Award, subject to the Participant’s consent if such modification or amendment would materially impair such Participant’s rights.

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The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise take any action that may be necessary or desirable to facilitate the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.
To the extent permitted by Applicable Law and the Company’s governing documents, the Board or the Committee may delegate any of the authorities of the Committee identified herein to an individual or committee of individuals (who may, but need not, serve on the Board), including without limitation the authority to grant Awards hereunder. To the extent that the Board or the Committee so delegates authority, applicable references in the Plan to the Committee’s authority to make awards and determinations with respect thereto shall be deemed to include the delegate. Notwithstanding the foregoing, the Committee will retain broad authority to administer the Plan, including the authority to make determinations with respect to awards previously granted by a delegate. The Board or the Committee, as applicable, may revoke any delegation it previously effectuated hereunder at any time, for any reason, with or without prior notice.
To the extent permitted by Applicable Law, and in addition to such other rights of indemnification that such persons may have (as Directors, officers or otherwise), the members of the Board, the members of the Committee, and any of their respective delegates shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such persons acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Affiliates.
Section 3. Shares Subject to the Plan.
(a)Shares Subject to the Plan. Subject to adjustment as provided in Section 12 of the Plan, the maximum number of Shares that may be issued under the Plan is the sum of (i) 250,000 Shares, (ii) an annual increase on January 1, 2024 and each anniversary of such date thereafter prior to the termination of the Plan, equal to the lesser of (A) 1% of the Shares issued and outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board, and (iii) any additional Shares subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Section 3(c) herein (collectively, the “Plan Limit”). Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares.
(b)Substitute Awards. Notwithstanding the foregoing, any Shares issued in respect of Awards granted in substitution for equity-based awards of an entity acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary combines, will not be counted against the number of Shares available for issuance hereunder.
(c)Share Recycling. If and to the extent that an Award or a Prior Plan Award terminates, expires, is canceled or is forfeited for any reason on or after the Effective Date (including upon cancellation or settlement of such award in exchange for cash or property other than Shares), the Shares associated with that Award or Prior Plan Award will become available (or again be available) for grant under the Plan. Similarly, Shares withheld on or after the

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Effective Date in settlement of a tax withholding obligation associated with an Award or a Prior Plan Award, or in satisfaction of the exercise price payable upon exercise of an Award or a Prior Plan Award, will become available (or again be available) for grant under the Plan. Finally, any Shares subject to an Award or Prior Plan Award of stock appreciation rights that are not delivered upon exercise or settlement of such Award or Prior Plan Award will again become available for grant under the Plan.
(d)Incentive Stock Option Limit. Subject to adjustment as provided in Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan in respect of Incentive Stock Options is 750,000.
(e)Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and/or any of its respective Affiliates operate or have employees, directors and consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Committee, in its discretion, shall have the power and authority to: (i) modify the terms and conditions of any Award granted to employees, directors and consultants outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (ii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.
Section 4. Eligibility. Employees, Directors, consultants, and other persons who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan. However, only employees of the Company, any Parent or a Subsidiary are eligible to be granted Incentive Stock Options.
Section 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. The Award Agreement shall state whether such grant is an Incentive Stock Option or a Non-Qualified Stock Option.
The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its discretion:
(a)Option Price. The exercise price per Share under an Option will be determined by the Committee and will not be less than 100% of the Fair Market Value on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, will have an exercise price per Share of not less than 110% of Fair Market Value on the date of the grant.
(b)Option Term. The term of each Option will be fixed by the Committee, but no Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term of more than 5 years. No Option may be exercised by any Person after the expiration of the term of the Option.

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(c)Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Committee. Such terms and conditions may include the continued employment or service of the Participant, the attainment of specified individual or corporate goals, or such other factors as the Committee may determine in its discretion (the “Vesting Conditions”). The Committee may provide in the terms of an Award Agreement that the Participant may exercise the unvested portion of an Option in whole or in part in exchange for shares of Restricted Stock subject to the same vesting terms as the portion of the Option so exercised. Restricted Stock acquired upon the exercise of an unvested Option shall be subject to such additional terms and conditions as determined by the Committee.
(d)Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 7, Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price and any taxes required to be withheld in connection with such exercise, either by certified or bank check, or such other means as the Committee may accept. The Committee may, in its discretion, permit payment of the exercise price of an Option in the form of previously acquired Shares based on the fair market value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current fair market value over (b) the Option exercise price, divided by (B) the then current fair market value.
An Option will not confer upon a Participant any of the rights or privileges of a stockholder in the Company unless and until the Participant exercises the Option in accordance with the paragraph above and is issued Shares pursuant to such exercise.
(e)Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary, will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.
(f)Automatic Exercise. Immediately before the time at which any Option that is unexercised on or after the Effective Date is scheduled to expire in accordance with the terms and conditions of the Plan and an Award Agreement, such Option shall be deemed automatically exercised subject to the following conditions:
(i)Such Option is covered by a then-current registration statement or a Notification under Regulation A under the 1933 Act,
(ii)The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the option price per Share by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Share shall be $0.01, and
(iii)The employment or service of the Participant to whom such Option has been granted has not been terminated for Cause and immediately before the time at

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which any such Option is scheduled to expire in accordance with the terms and conditions of the Plan and the applicable Award Agreement, there is no basis for such a termination.
The exercise price of any Option exercised automatically pursuant to this Section 5(e) shall be satisfied through a “net settlement,” as described in Section 5(d) above.
(g)Termination of Service. Unless otherwise specified in the applicable Award Agreement or as otherwise provided by the Committee at or after the time of grant, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.
Section 6. Stock Appreciation Right. Subject to the other terms of the Plan, the Committee may grant Stock Appreciation Rights to eligible individuals. Each Stock Appreciation Right shall represent the right to receive, upon exercise, an amount equal to the number of Shares subject to the Award that is being exercised multiplied by the excess of (i) the Fair Market Value on the date the Award is exercised, over (ii) the base price specified in the applicable Award Agreement. Distributions may be made in cash, Shares, or a combination of both, at the discretion of the Committee. The Committee may impose one or more Vesting Conditions on Stock Appreciation Rights. The Award Agreement evidencing each Stock Appreciation Right shall indicate the base price, the term and the Vesting Conditions for such Award. A Stock Appreciation Right base price may never be less than the Fair Market Value of the underlying Share on the date of grant of such Stock Appreciation Right. The term of each Stock Appreciation Right will be fixed by the Committee, but no Stock Appreciation Right will be exercisable more than 10 years after the date the Stock Appreciation Right is granted. Subject to the terms and conditions of the applicable Award Agreement, Stock Appreciation Rights may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the portion of the Award to be exercised. Unless otherwise specified in the applicable Award Agreement or as otherwise provided by the Committee at or after the time of grant, Stock Appreciation Rights will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.
Section 7. Termination of Service. Unless otherwise specified with respect to a particular Option or Stock Appreciation Right in the applicable Award Agreement or otherwise determined by the Committee, any portion of an Option or Stock Appreciation Right that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option or Stock Appreciation Right that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 7.
(a)Termination by Reason of Death. If the Participant’s service with the Company or any Affiliate terminates by reason of death, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of the Participant’s death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.
(b)Termination by Reason of Disability.    If the Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant or the Participant’s personal representative, to the extent it was exercisable at the time of termination, or on such

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accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.
(c)Cause. If the Participant’s service with the Company or any Affiliate is terminated for Cause or if the Participant resigns at a time that there was a Cause basis for such Participant’s termination: (i) any Option or Stock Appreciation Right, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares that the Company has not yet delivered, if applicable, will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.
(d)Other Termination. If the Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or Stock Appreciation Right.
Section 8. Restricted Stock.
(a)Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Committee will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero.
(b)Certificates. Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of Shares subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period (as defined below). If physical certificates are issued, they will be held in escrow by the Company or its designee during the Restriction Period. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.
(c)Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its discretion:
(i)During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Committee (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Committee may condition the lapse of restrictions on Restricted Stock upon one or more Vesting Conditions.

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(ii)While any Share of Restricted Stock remains subject to restriction, the Participant will have, with respect to the Restricted Stock, the right to vote the Share.
(iii)Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if the Participant’s service with the Company and its Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.
Section 9. Restricted Stock Units. Subject to the other terms of the Plan, the Committee may grant Restricted Stock Units to eligible individuals and may impose one or more Vesting Conditions on such units. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution). Payment in respect of a Restricted Stock Unit Award may be made in cash, Shares or both, the discretion of the Committee. The Award Agreement evidencing a grant of Restricted Stock Units shall set forth the Vesting Conditions, and time and form of payment with respect to such Award. The Participant shall not have any stockholder rights with respect to the Shares subject to a Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if the Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting in full, any portion of the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.
Section 10. Other Stock-Based Awards. Subject to the other terms of the Plan, the Committee may grant Other Stock-Based Awards (including Awards to receive unrestricted Shares, or Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares) either alone or in conjunction with other Awards under the Plan. Subject to Applicable Law, Other Stock-Based Awards may be granted in lieu of other compensation to which the Participant is entitled from the Company. The Committee shall establish the terms and conditions of Other Stock-Based Awards in its discretion, including Vesting Conditions (if any). Payment in respect of an Other Stock-Based Award may be made in cash, Shares or both, at the discretion of the Committee.
Section 11. Dividends and Dividend Equivalent Rights. Notwithstanding anything to the contrary herein:
(a)No cash distribution or dividend equivalent rights will be payable with respect to Options or Stock Appreciation Rights;
(b)Cash distributions or dividends that become payable with respect to a Share of Restricted Stock while it remains subject to restriction will be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Committee so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3(a) of the Plan, which additional Restricted Stock will also be subjected to the same Restriction Period; and
(c)An Award Agreement for Restricted Stock Units or an Other Stock-Based Award may provide for the inclusion of dividend equivalent rights entitling a Participant to payments or credits equal to the cash dividends that would otherwise have been paid with respect to the Shares subject to an Award, had such Shares been outstanding. The Committee may provide that such dividend equivalent rights will be paid or credited in cash or paid or credited in Shares (based on the Fair Market Value on the dividend payment date). Any such dividend

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equivalent payments or credits will be subjected to the same Vesting Conditions as the underlying Award (or portion thereof) to which they relate.
Section 12. Adjustments. If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company, or there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall, in such manner as it deems equitable, substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Plan or under any outstanding Awards, the number and kind of shares subject to outstanding Awards, the exercise price, grant price or purchase price applicable to outstanding Awards, and/or any other affected terms and conditions of this Plan or outstanding Awards.
Section 13. Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:
(a)cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;
(b)cause any outstanding Option or Stock Appreciation Right to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option or Stock Appreciation Right upon closing of the Change in Control; cancel any unvested Award or unvested portion thereof, with or without consideration;
(c)cancel any Award in exchange for a substitute award;
(d)redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to the Fair Market Value of an unrestricted Share on the date of the Change in Control;
(e)cancel any Option or Stock Appreciation Right in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option or Stock Appreciation Right, multiplied by (B) the difference, if any, between the Fair Market Value on the date of the Change in Control and the exercise price of that Option or the base price of the Stock Appreciation Right; provided, that if the Fair Market Value on the date of the Change in Control does not exceed the exercise price of any such Option or the base price of any such Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without any payment of consideration therefor; and/or
(f)take such other action as the Committee determines to be appropriate under the circumstances.

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In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.
Notwithstanding any provision of this Section 13, in the case of any Award subject to Section 409A of the Code, the Committee shall only be permitted to take actions under this Section 13 to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A of the Code.
Section 14. Amendments and Termination. Subject to any stockholder approval that may be required under Applicable Law, the Board may amend or terminate the Plan at any time.
Section 15. Prohibition on Repricing Programs. Neither the Committee nor the Board shall (i) implement any cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights with exercise prices or base prices per share in excess of the then current Fair Market Value for consideration payable in equity securities of the Company or cash, or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan (other than as permitted under Section 12 or Section 13 herein), without in each such instance obtaining stockholder approval.
Section 16. Conditions Upon Grant of Awards and Issuance of Shares.
(a)The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.
(b)No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Applicable Law.
(c)If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction over the issuance or sale of Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.
Section 17. Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or Affiliate, or assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as

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it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.
Section 18. Withholding of Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. To the extent authorized by the Committee, the required tax withholding may be satisfied by the withholding of Shares subject to the Award based on the fair market value of those Shares, as determined by the Company, but in any case, not in excess of the amount determined based on the maximum statutory tax rate in the applicable jurisdiction. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
Section 19. Clawback. Each Participant in the Plan shall be subject to any current or future “clawback” or similar policy of the Company, as may be in effect from time to time, that is applicable to the Participant. In addition, each Participant in the Plan shall be subject to such deductions and “clawback” as may be required to be made pursuant to law, government regulation or stock exchange listing requirement.
Section 20. General Provisions.
(a)The Committee may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate.
(b)The Awards, and any Shares associated therewith, shall be subject to the Company’s stock ownership, securities trading, anti-hedging and other similar policies, as in effect from time to time.
(c)All Shares or other securities delivered under the Plan will be subject to such stop-transfer orders and other restrictions as the Board may deem necessary to reflect the terms of the applicable Award or advisable to comply with the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause Shares or other securities to be legended to reflect those restrictions.
(d)Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required. Similarly, the grant of any Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
(e)Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee or other service provider of the Company or an Affiliate any right to continued employment or engagement with the Company or

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such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment or engagement of any of its employees or other service providers at any time.
Section 21. Section 409A. All Awards are intended to be exempt from or comply with the requirements of Section 409A of the Code (“Section 409A”) and should be interpreted accordingly. Nonetheless, the Company does not guaranty any particular tax treatment for any Award. For any Award that is non-qualified deferred compensation subject to Section 409A, the Committee may elect to liquidate such Award at any time in a manner intended to comply with Treas. Reg. § 1.409A-3(j)(4)(ix) or any successor provision. Notwithstanding anything to the contrary in the Plan or an Award, if at the time of a Participant’s separation from service, such Participant is a “specified employee” (within the meaning of Section 409A), then any amounts payable under the Plan on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of the separation from service shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to such amounts. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
Section 22. Term of Plan. The Plan was adopted by the Board on January 26, 2023 (the “Adoption Date”), subject to approval by the Company’s stockholders (the date of such approval, the “Effective Date”). The Plan shall terminate automatically on the tenth anniversary of the Adoption Date, January 26, 2033, provided that it may be terminated on any earlier date as provided in Section 14.
Section 23. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
Section 24. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Virginia, without regard to the application of the principles of conflicts of laws.
Section 25. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Financial Officer (or such other Person as the Company may designate in writing from time to time), and, if to the Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

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